Exhibit 10.31.1
DISCLOSURE SCHEDULE
     In connection with that certain Common Stock Purchase Agreement (the “Agreement”) dated as of December 14, 2010, by and between Cardica, Inc., a Delaware corporation (the “Company”) and Aspire Capital Fund LLC., an Illinois limited liability company (“Aspire Capital”), the Company hereby delivers this Disclosure Schedule to the Company’s representations and warranties given in Section 3 of the Agreement. The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where such disclosure would be appropriate and reasonably apparent from the face of the disclosure. Disclosure of any information or document herein is not a statement or admission that it is material or required to be disclosed herein. References to any document do not purport to be complete and are qualified in their entirety by the document itself.
Schedule 3(a) — Subsidiaries
     None.
Schedule 3(c) — Capitalization
     (iii)
Options and Awards As of November 30, 2010
In 1997, the Company adopted the 1997 Equity Incentive Plan (the “1997 Plan”). The 1997 Plan provides for the granting of options to purchase common stock and the issuance of shares of common stock, subject to Company repurchase rights, to directors, employees and consultants. Certain options are immediately exercisable, at the discretion of the Board of Directors. Shares issued pursuant to the exercise of an unvested option are subject to the Company’s right of repurchase which lapses over periods specified by the board of directors, generally four years from the date of grant. In February 2006, the Company terminated all remaining unissued shares under the 1997 Plan. Although the 1997 Plan terminated, all outstanding options thereunder will continue to be governed by their existing terms.
In October 2005, the Company’s Board of Directors adopted, and in December 2005 the stockholders approved, the 2005 Equity Incentive Plan, as amended (the “2005 Plan”). A total of 3,400,000 shares of common stock have been reserved for issuance under the 2005 Plan.
Stock awards granted under the 2005 Plan may either be incentive stock options, nonstatutory stock options, stock bonuses or rights to acquire restricted stock. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the date of grant, as determined by the Board of Directors, and nonstatutory options may be granted to employees, directors or consultants at exercise prices of no less than the fair value. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the

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Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options may be granted with vesting terms as determined by the Board of Directors. Options expire no more than 10 years after the date of grant, or earlier if employment is terminated.
Common stock options may include a provision whereby the holder, while an employee, director or consultant, may elect at any time to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Any unvested shares so purchased are subject to repurchase by the Company at its option and at a price equal to the original purchase price of the stock. The Company does not consider the stock issued upon exercise of an unvested stock option substantively exercised, and the cash paid for the exercise price is considered a deposit or a prepayment of the exercise price that is recognized by the Company as a liability. As the underlying shares vest, the deposit liability is reclassified as equity. As of November 30, 2010, no such shares are subject to the Company’s right of repurchase and excluded from stockholders’ equity.

Options outstanding	3,377,681
Restricted awards outstanding	38,675

3,416,356

Option shares available for future grant	863,389

Warrants to Purchase Common Stock As of November 30, 2010
As of November 30, 2010, warrants to purchase 4,646,393 shares of common stock were outstanding, of which warrants to purchase 4,071,046 shares of common stock were exercisable at $1.45 per share and warrants to purchase 575,347 shares of common stock were exercisable at $5.65 per share. The warrants expire at various dates from June 2012 to September 2014. Additional information about the warrants is available upon request.
     (iv) The Company has entered into the following agreements under which the Company is obligated to register the sale of their securities under the 1933 Act:
Registration Rights Agreement, dated June 7, 2007, by and among Cardica, Inc., and the purchasers listed on the signature pages thereto.
Registration Rights Agreement, dated September 25, 2009, by and among Cardica, Inc., and the purchasers listed on the signature pages thereto.
Registration Rights Agreement, dated August 16, 2010, by and between Cardica, Inc., and Intuitive Surgical Operations, Inc.
Schedule 3(e) — No Conflicts
On June 21, 2010, we received a letter, dated June 21, 2010, from the Listing Qualifications Department of The NASDAQ Stock Market notifying us that we did not comply with the $50.0 million minimum market capitalization for continued listing on The NASDAQ Global Market set

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forth in NASDAQ Marketplace Rule 5450(b)(2)(A) or the Minimum Market Capitalization Standard. On September 16, 2010, we received a letter from the Listing Qualifications Department of The NASDAQ Stock Market notifying us that we had regained compliance with the Minimum Market Capitalization Standard.
Schedule 3(f) — 1934 Act Filings
     Not applicable.
Schedule 3(g) — Absence of Certain Changes
     Not applicable.
Schedule 3(h) — Litigation
On July 22, 2010, the Company was served with a complaint filed by Precision Made Products, LLC (“PMP”) in state court in Ohio alleging claims for breach of contract by the Company for failing to pay for certain services and/or products provided by PMP and claims for intentionally and/or negligently making representations relating to the contract. The Company denies the allegations in the Complaint. The Company has filed a counterclaim asserting claims for breach of contract for PMP’s failure to perform and for damage to the Company arising from this breach.
Schedule 3(j) — Intellectual Property Rights
     Not applicable.
Schedule 3(l) — Title
     Not applicable.
Schedule 3(p) — Transactions with Affiliates
Sales of Stock and Warrants to Officers and Directors
In June 2007 and in September 2009, the Company entered into securities purchase agreements in connection with private placements to accredited investors, some of which included certain individuals and entities affiliated with the Company and officers of the Company. Pursuant to the terms of the June 2007 and September 2009 securities purchase agreements, certain individuals and entities affiliated with the Company and officers of the Company purchased shares of common stock and warrants to purchase shares of common stock of the Company. In connection with the private placements, the company also entered in registration rights agreements in June 2007 and September 2009 with the purchasers of common stock and warrants, which include certain individuals and entities affiliated with the Company or its directors and officers of the Company.

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Life Insurance
The Company pays the premiums on a life insurance policy on Dr. Bernard A. Hausen’s behalf.
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